ARTISTS LIMITED, L.L.C.
               ARTISTS & WRITERS ROYALTY COLLECTION FOR THE WORLD
                    1350 West Hwy89A, Sedona, Arizona 88336
                     void (520) 282-1828/ Fax (520) 2824815

                               RETENTION AGREEMENT

THIS RETENTION AGREEMENT ("Agreement") made and entered as of the 20th day of 1996, by and between ARTISTS LIMITED, L.L.C. , a limited liability company formed under the laws of the State of Arizona, with its principal offices located at 1350 West Highway 89A, Sedona, Arizona, hereinafter "Artists Limited", and HCCA, Inc., a company of Nevada, currently residing at 1000 Royce Blvd., (City) Oakbrook Terrace in (State or Province and ZIP ) Illinois 60181, (Country) USA, hereinafter "Artist".

                                  WITNESSETH:

WHEREAS, Artists Limited is engaged in the business of collecting royalties and other movies due and owing to entertainers, recording artists, songwriters, composers, lyricists, publishers and others engaged in the entertainment industry and signs Retention Agreements with such persons to act as agent for the collection of royalties and other movies due and owing,

WHEREAS, third parties have exploited and/or are presently exploiting sound recordings embodying the performances of Artist and have failed to account for and pay royalties or outer movies earned by Artist, and,

WHEREAS Artist is desirous of employing the services of Artists Limited for the purpose of collecting said royalties or other movies,

NOW, THEREFORE, in consideration of certain premises and other good and valuable consideration, the receipt and sufficiency of which is hereby specifically acknowledged, the Parties hereto agree as follows:

     1. Artist hereby appoints Artists Limited as Artist's exclusive agent for the collection of royalties or other movies due and owing to Artist as a result of the exploitation of sound recordings and other instrumentalities embodying the performances) of Artist, the replication of Artist's image and/or likeness, the unauthorized publication of Artist's composition or such similar breach of Artist's recording contract, other contract, or right, title and interest in his or her intellectual property as are contemplated wider this Retention Agreement.

     2. Artist does hereby appoint Artist Limited as his or her Attorney-ln-Fact to enter into negotiations and/or to contract for the collection of royalties or other movies due and/or owing Artist for the exploitation of sound recordings embodying Artist's performance(s) or such similar breaches


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     of Artist's rights, title and interest in his or her intellectual  property as are contemplated under this Retention Agreement. Said appointment as Attorney-In-Fact shall be irrevocable and is coupled with :m interest during the term hereof. Artists Limited shall not institute legal action against or execute a contract with any third party owing royalties or other monies to Artist without first obtaining Artist's written authorization, which shall not be unreasonably withheld.

     3. Artists Limited shall use its best efforts on Artist's behalf to collect any and all royalties or other monies due and/or owing to the Artist. Artists Limited shall use its business judgment in determining whether suit should be instituted to collect such royalties or other movies. Any decision by Artists Limited not to institute legal proceedings shall not be deemed a breech of this Agreement or any duty or obligation owed to the Artist.

     4. Artist shall cooperate with Artists Limited and provide any and all reasonable assistance necessary to enable Artists Limited to collect said royalties or other monies on Artist's behalf. Such cooperation shall include, but not be limited to, making him or her self available W Artists Limited, its staff and advisors, execution of documents and/or agreements, providing all background information supporting Artist's claim, and giving testimony in any legal action both by deposition or Court appearance.

     5. Artist represents and warrants that he or she has the right to enter into this Agreement and that the rights granted Artists Limited herein will not infringe or violate the rights granted to any other person or entity. Artist shall Indemnify and hold Artists Limited harmless from any cost, expense, suit, or other action resulting from a breach of any representation or warranty given herein.

     6. Artists Limited shall Indemnify and hold Artist harmless from any cost, expense, suit, or other action resulting from its activities hereunder. from its activities hereunder.

     7. Artist agrees that he or she shall pay to Artists Limited an amount equal to forty (40%) percent of all monies collected by Artists Limited or through the efforts of Artists Limited on the Artist's behalf. Artist shall not be responsible for any costs or expenses incurred by Artists Limited in the collection of monies owed to Artist. Artists Limited shall disburse to Artist by cheque his or her share of any final settlement within thirty
     (30) days after said funds have been deposited into Artists limited bank account. Said cheque will be directed to the address of Artist fuss written above unless otherwise indicated by Artist in the space provided below.

         (a) Notwithstanding anything to the contrary contained herein, the right of Artists Limited to receive the foregoing percentage of monies collected shall survive the expiration of the term hereof and shrill continue far so long as monies shall continue to be collected if such collection was initiated during said term.

     8. Artist shall have the right at his or her sole expense to audit the books and records of Artists Limited during its usual and ordinary business hours upon not less than thirty (30) days written notice served upon Artists Limited at its principal place of business by first class mail return receipt requested. In the event the final results of any audit indicate an error is Artist's favor in excess of five (5) percent of the net funds collected, Artists Limited shall bear the cost of such audit.

     9. The Term of this Agreement shall be five (5) years from the date of the execution thereof.

     10. This Agreement shall be governed by the laws of The State of Arizona is respect to contracts entered into and performed wholly within the State of Arizona. The sole and exclusive venue of any such suit brought to enforce any provision of this Agreement shall be any Court of competent jurisdiction in the County of Maricopa, State of Arizona.

     11. In the event either Artist or Artists Limited brings suit for the enforcement of any provision of this Retention Agreement, the prevailing Party shall be entitled to a reimbursement by the losing Party of its actual costs and attorney': fees.

     12. This Agreement may not be assigned by either Party hereto without the express written consent of the other Party.



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     13. This Agreement contains the entire understanding of the Parties and may not be altered, amended or modified except by a writing signed by each of the Parties.

     14. This Agreement shall be binding upon the Parties hereto, their heirs, personal representatives, successors, and assigns.

     15. Artist acknowledges that he or she has sought or has had the opportunity to seek the advice of Counsel in respect to the provisions of this Agreement and that he or she has entered into 'this Retention Agreement voluntarily.

     16. This Agreement tray be executed in one or more counterparts, all of which shall be deemed an original for all purposes.

     17. Any failure by Artists Limited to insist upon strict adherence to any terms) of this Retention Agreement on any occasion shall not be considered a waiver or deprive Artists Limited of the right thereafter to insist upon strict adherence to any term of this agreement.

     18. This Retention Agreement shall become binding upon and enforceable against Artists Limited only after acceptance and execution by John D. LaMonte, the managing member of Artists Limited, L.L.C. whether or not contract negotiations are conducted by John D. LaMonte or his authorized agent.

                      Executed this 20th day of May, 1996
                              at Oakbrook Terrace,
              State of IL 60181, Country USA by the parties below,

                         INTENDING TO BE LEGALLY BOUND

                            Artists Limited, L.L.C.

                            By: /s/James M. Troester
                              --------------------
                                James M. Troester
                          Title: Exec. V.P. HCCA, Inc.
                      Health Care Centers of America, Inc.

                                      And,

                                      By:
                                     Artist

        Business correspondence address of Artist if not same as above: